Exhibit 99.1

STONE ENERGY CORPORATION
 Announces Completion of Preferential Rights Acquisition

NYSE — SGY
LAFAYETTE, LA. November 18, 2004

        Stone Energy Corporation announced the preferential rights acquisition of additional working interests in South Timbalier Blocks 143, 164, 165, 166 and 171 was completed on November 18, 2004. The acquisition cost, net of purchase price adjustments, totaled approximately $106 million, which was financed with borrowings under Stone’s bank credit facility. Approximately 15% of the net purchase price is expected to be allocated to unevaluated costs. Stone estimates this acquisition resulted in a finding cost of approximately $1.90 per thousand cubic feet of natural gas equivalent. Stone estimates that the wells applicable to these working interests are currently flowing at an average net daily rate of approximately 56 MMcfe.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development and operation of oil and gas properties located in the conventional GOM shelf, GOM deep shelf, GOM deep water and Rocky Mountains. For additional information, contact James H. Prince, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.